EXHIBIT 23.2 CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

SafeNet, Inc. (formerly Information Resource Engineering, Inc.):

We consent to incorporation by reference in the registration statements (File Nos. 333-50772, 333-43062 and 333-91877) on Form S-8 and registration statement (File No. 333-93371) on Form S-3 of SafeNet, Inc. and Subsidiaries of our report dated February 9, 2000, relating to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of SafeNet, Inc and Subsidiaries for the year ended December 31, 1999, and the related schedule, which report appears in the December 31, 2001, annual report on from 10-K of SafeNet, Inc.

/s/ KPMG LLP
Baltimore, Maryland
March 11, 2002